Exhibit 10.33

2249 S. McDowell Ext. • Petaluma, California 94954

February 26, 2020

B.John Lindeman

Dear John,

We are pleased to offer you the position of Chief Financial Officer with Hydrofarm Holdings Group, Inc. (the "Company") reporting directly to me. This is an exempt position with an estimated annualized salary of $475,000.00 which will be paid in bi-weekly increments as earned and in accordance with the Company's normal payroll procedures.

As agreed upon, your approximate start date is to be determined. A performance and compensation review will be given one (1) year after your date of hire. You will be eligible to earn an annual performance bonus of up to fifty percent (50%) of base salary. The Annual Bonus will be based upon the Board's assessment of your performance and the Company's attainment of goals, including annual EBITDA versus target EBITDA, as determined by the Board. Notwithstanding the foregoing, for the first year of employment, fifty percent (50%) of the pro-rated annual performance bonus ($118,750 multiplied by the ratio of time employed at the Company during the calendar year of 2020) is guaranteed and will be paid in accordance with the Company's normal payroll procedures. In addition, you'll be entitled to a one-time bonus of $100,000 upon successful completion of Initial Public Offering.

You will also be awarded upon hire restricted stock units equal to 1.75% of the Company which vests as follows:

■     4-year vesting period

■     25% on anniversary date of 1 year of service

■     After 1st year, prorated monthly vesting of l/36,th of remaining RSUs

■     Termination: upon termination, 12 months of forward vesting

The company will also will pay you, as cash severance, an amount equal to the greater of $237,500 or six (6) months of your base salary in effect as of your separation from service date (provided that if your employment termination is due to your resignation in connection with the reduction of your base salary, then the cash severance payment herein will be based upon your base salary rate as of immediately prior to such reduction). The Severance will be paid, less standard payroll deductions and tax withholdings, in a lump sum payment on or before the day that is sixty (60) days following your separation from service date.

(800) 634.9990 • Fax (707) 773.5955 • shanna@hydrofarm.com • www.hydrofarm.com

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

In addition, you will be eligible to participate in all the company benefits in accordance with the various policies, provisions and limitations.

As agreed upon, we will accommodate a flexible work arrangement for your position and the Company will reimburse reasonable travel expenses (i.e. airfare, hotel, airport parking, etc.) to and from the headquarters office of the Company in Petaluma, CA.

Employees are eligible to enter the 401k Plan the first of the month after 3 months of continuous employment.

Please contact Shanna Peterson at 707.658.4127 or Shanna@hydrofarm.com if you have any questions with regard to benefits or employment at Hydrofarm, LLC.

It is standard procedure to run a background check through backgroundchecks.com for all new employees, which includes criminal and credit. No applicant will be denied employment solely on the grounds of conviction of a criminal offense and/or credit report. The nature of the offense, the date of the offense, the surrounding circumstances and the relevance of the offense to the position(s) applied for may, however, be considered.

(800) 634.9990 • Fax (707) 773.5955 • shanna@hydrofarm.com • www.hydrofarm.com

2249 S. McDowell Ext. • Petaluma, California 94954

We are excited about the skills and experience you will bring to Hydrofarm, and we feel you will be an excellent addition to our growing company.

Please indicate your acceptance of our offer by returning a signed and dated copy of this letter by Wednesday, February 26th 2020. Don't hesitate to contact me directly at 610-724-1959 or btoler@hydrofarm.com, if you have any further questions.

Sincerely yours,

William Toler

CEO

BT/sp

I accept the employment offer tendered above from Hydrofarm, LLC. I understand that this is not a contract of employment.

/s/ B. John Lindeman	2/26/2020
B. John Lindeman	Date

(800) 634.9990 - Fax (707) 773.5955 • shanna@hydrofarm.com • www.hydrofarm.com

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